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EXHIBIT 23


CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of The Monarch Machine Tool Company and Subsidiaries on Form S-8 (File No. 2-92311) of our report dated February 11, 1997, except for the last paragraph of Note 9 as to which the date is March 19, 1997, on our audits of the consolidated financial statements and financial statement schedule of The Monarch Machine Tool Company and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.




COOPERS & LYBRAND L.L.P.


Dayton, Ohio
March 27, 1997